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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                         Contact: Claire M. Gulmi
---------------------                                  Senior Vice President and
                                                       Chief Financial Officer
                                                       (615) 665-1283

               AMSURG ANNOUNCES PRELIMINARY THIRD-QUARTER EARNINGS

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                       REVISES FULL-YEAR EARNINGS GUIDANCE

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                      REMAINS CONFIDENT OF GROWTH PROSPECTS

NASHVILLE, Tenn. (October 3, 2005) -- Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced preliminary earnings from continuing operations for the third quarter ended September 30, 2005, approximating $0.30 per diluted share, not including property losses from Hurricane Katrina estimated to be in a range of $0.02 to $0.05 per diluted share. These earnings are below consensus analyst expectations of $0.35 per diluted share.

FACTORS AFFECTING THIRD-QUARTER RESULTS

o Same-center revenue growth for the quarter was 4%, which was below the Company's expectation of 8%, and which reduced earnings by $0.04 per diluted share. The Company had expected 8% due to the lower comparable quarter in 2004, during which a number of its Florida centers were impacted by four hurricanes.

     o During the third quarter, sixteen of the Company's 142 surgery centers performed below expectations and below their operating results for the first and second quarters of 2005, which is expected to reduce third-quarter earnings by $0.02 per diluted share. Their performance was the primary cause of the less than expected third-quarter same-center revenue growth. These 16 centers experienced a higher than normal incidence of regularly occurring operating issues, including (i) departures of non-partner physicians; (ii) greater than expected physician vacations; (iii) scheduling issues; and (iv) physician procedure volume reductions where physicians have multiple practice locations.

     o The nature of the Company's relatively high fixed-cost operations that limited the Company's ability to reduce costs in the short-term in response to lower than expected revenues, resulting in lower margins, which is expected to reduce third-quarter earnings by one and one-half cents per diluted share.

     o The direct and indirect impact of third-quarter hurricanes, Dennis, Katrina, Ophelia and Rita. The direct impact of the hurricanes is expected to reduce third-quarter earnings by one-half cent per diluted share.

o During the quarter, the timing and number of acquisitions completed, which negatively impacted earnings expectations by $0.01 per diluted share.



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SAME-CENTER REVENUE GROWTH

         Same-center revenues for the months of July and August were at the low end of AmSurg's stated target range of 4% to 7%. September results were short of high expectations that the Company had for the month. Historically, September procedures have grown at much greater rates over July and August, but this growth did not occur this September.

Centers Contributing To Lower Growth

         The 16 centers referenced above are highly profitable centers that, as a result of the convergence of the aforementioned operating issues, performed in the third quarter below their results for the two preceding quarters. Of the four issues affecting revenue growth listed above, each had a relatively equal impact on the quarter's results. The Company expects many of these centers will return to previous procedure volume levels, although the Company is uncertain about the timing of their recovery.

Impact Of The Hurricanes

         The Company has three centers that were most directly impacted by Hurricanes Katrina and Rita, which remain closed as of today. One center in New Orleans was flooded and heavily damaged, and until the Company and its landlord have access to the center, it is not possible to determine if or when the center will re-open. Another New Orleans center suffered relatively minor damage and has the capability of re-opening, but until the population can return, it is uncertain when patient volume will allow the Company to restore full operation. AmSurg's center in Beaumont, Texas, has been closed since the city was evacuated for Hurricane Rita. The center suffered minor damage and will be able to re-open once the city's services return to normal. At this point, the Company is unable to know when reopening may occur and how quickly procedures may be rescheduled. The Company has continued to pay the employees of these three centers to date, and is considering whether displaced employees may be able to relocate to other AmSurg centers. Preliminary third-quarter results do not include expected property losses of $0.02 to $0.05 per diluted share related to the Company's heavily damaged New Orleans center, which is still under review. In addition, the aftermath of these hurricanes is expected to impact the fourth quarter by $0.01 to $0.02 per diluted share.

         AmSurg has 40 surgery centers in the states of Florida, Louisiana and Texas. There are centers in those states that were temporarily closed and rescheduled patients due to all four storms. The Company also believes that there is an indirect result of actual and potential hurricanes, particularly in Florida, caused by the residents' heightened awareness of the need to prepare for, react to and recover from these storms. This indirect impact cannot be precisely determined.

NEW CENTER ADDITIONS

         During the third quarter, AmSurg added two centers through acquisition and one de novo center. In addition, at the end of the third quarter, the Company closed on the disposition, at


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approximately book value, of a center that had incurred losses since its opening. The centers added in this quarter brought the total of new center additions for the year to 16, reaching the range of the Company's new-center guidance of 16 to 19 for 2005. The two acquisitions that were closed in August were expected to close earlier in the quarter. In addition, the Company had expected two more acquisitions during the quarter, which it now anticipates closing in the fourth quarter.

FULL-YEAR 2005 GUIDANCE

         Based on preliminary third-quarter results and the uncertainty of the timing of the recovery of the 16 centers discussed above, the Company is lowering its same-center revenue growth expectations for the fourth quarter and is revising its guidance for the full year to a range of 3% to 4%. The Company's fourth-quarter guidance includes closing the two acquisitions under letter of intent at the end of the third quarter. Due to these factors, the Company is revising its full-year 2005 guidance for earnings from continuing operations to a range of $1.18 to $1.21 per diluted share, as well as its guidance for full-year revenues to a range of $390 million to $395 million.

         This guidance includes the fourth-quarter impact related to the two centers in New Orleans and one center in Texas affected by the recent hurricanes expected in a range of $0.01 to $0.02 per diluted share, depending on the length of time these centers are closed and the ramp-up of volume after they re-open. This guidance does not include the estimated property losses of $0.02 to $0.05 per diluted share related to the heavily damaged New Orleans center. The Company will provide more definitive information in its third-quarter news release and conference call scheduled for October 25, 2005.

CONFIDENT IN FUTURE GROWTH

         The two de novo centers scheduled to open during the fourth quarter and the two acquisition centers under letter of intent included in AmSurg's guidance will enable the Company to meet or exceed the high end of its established range for new centers for 2005. The Company also has a strong pipeline of additional potential acquisitions. Though not additive to earnings for 2005, closings from this pipeline during the fourth quarter, combined with the new centers already added this year, will position AmSurg well for 2006.

         While non-partner physician departures were a factor in AmSurg's same-center results, physician turnover at the Company's surgery centers is relatively low, and the Company and its physician partners are having one of their best recruiting years thus far in 2005. For the third quarter, 27 new physicians were added compared with 12 departures. Because of the time required for a new physician to build procedure volume, these new physicians will not contribute substantially to procedure volume in 2005. However, the Company expects them to achieve a more significant contribution in 2006 and beyond.


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         The 16 centers that underperformed in the third quarter remain highly profitable. While the timing of the recovery of these centers cannot be determined at this time, the Company expects many of them to return to their previous volume levels.

         Mr. McDonald concluded, "In spite of the near-term challenges, we remain confident that AmSurg's strong balance sheet, healthy margins, strong physician partnerships and market-leading business model will continue to provide significant future growth for the Company."

         The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg's achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

         AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking "Investor Relations" or by going to www.streetevents.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on November 3, 2005.

         This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other filings with the Securities and Exchange Commission, including the following risks: the Company's ability to generate and manage growth at the Company's existing centers and through acquisitions and development of new centers; its ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions, including centers under letter of intent; the ability of its physician partners to recruit additional physicians to their practices; its ability to obtain the necessary financing or capital on terms satisfactory to the Company to execute its expansion strategy; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; its ability to maintain favorable relations with its physician partners; changes in the medical staff at its centers; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare & Medicaid Services; the risk of legislative or regulatory changes that would establish uniform rates for outpatient surgical services, regardless of setting; risks associated with the Company's status as a general partner of limited partnerships; the Company's ability to maintain its technological capabilities in compliance with regulatory requirements; risks associated with the valuation and tax deductibility of goodwill; the risk of legislative or regulatory changes that


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would prohibit physician ownership in ambulatory surgery centers; and the
Company's ability to obtain the necessary financing to fund the purchase of its physician partners' minority interest in the event of a regulatory change that would require such a purchase. Consequently, actual operations and results may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.

         AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At September 30, 2005, AmSurg owned a majority interest in 142 centers and had four centers under development.


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